Artisan Partners Asset Management Inc. Reports June 2025 Assets Under Management
Milwaukee, WI - July 10, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of June 30, 2025 totaled $175.5 billion. Artisan Funds and Artisan Global Funds accounted for $85.6 billion of total firm AUM, while separate accounts and other AUM1 accounted for $89.9 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of June 30, 2025 - ($ Millions)
Growth Team
Global Opportunities	$20,065
Global Discovery	1,885
U.S. Mid-Cap Growth	11,118
U.S. Small-Cap Growth	2,841
Franchise	839
Global Equity Team
Global Equity	388
Non-U.S. Growth	14,773
U.S. Value Team
Value Equity	5,203
U.S. Mid-Cap Value	2,546
Value Income	16
International Value Group
International Value	50,062
International Explorer	788
Global Special Situations	21
Global Value Team
Global Value	32,569
Select Equity	337
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,047
Credit Team
High Income	12,689
Credit Opportunities	319
Floating Rate	88
Developing World Team
Developing World	4,784
Antero Peak Group
Antero Peak	2,272
Antero Peak Hedge	268
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,856
EMsights Capital Group
Global Unconstrained	965
Emerging Markets Debt Opportunities	1,133
Emerging Markets Local Opportunities	1,673

Total Firm Assets Under Management ("AUM")	$175,545
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $115.4 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.